UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/14/2011

VMware, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33622

Delaware	94-3292913
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3401 Hillview Avenue, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

(650) 427-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensation arrangements of certain officers

Adoption of Executive Bonus Program

On February 14, 2011, the Compensation and Corporate Governance Committee (the "Committee") of the Board of Directors of VMware, Inc. (the "Company") adopted the Company's executive bonus program (the "Executive Bonus Program") under its 2007 Equity and Incentive Plan for its executive officers. The Executive Bonus Program provides for the payment of cash incentive bonuses to our executive officers upon achievement of certain corporate and individual performance objectives to be established by the Committee. The Executive Bonus Program allows the Company to recover bonus payments in the event that payment was predicated on financial results that were subject to a material restatement and the individual engaged in fraud or misconduct that caused or partially caused the need for the restatement.

Under the Executive Bonus Program, 75% of an executive officer's bonus target is tied to the achievement of corporate goals based on the Company's financial performance and 25% of an executive officer's bonus target is tied to the achievement of individual Management by Objectives, or MBO, plan goals established for each officer. Bonus payments are based on semi-annual performance. If a minimum of at least 80% of the corporate performance targets are not met, then no bonus amounts will be paid. The calculated bonus amount will vary up to a maximum payment of 200% of the bonus target depending on the level of achievement of corporate and MBO goals during the performance period, subject to the discretion of the Committee to reduce the amount payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMware, Inc.

Date: February 17, 2011	By:	/s/ S. Dawn Smith
S. Dawn Smith
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary